Exhibit 99

News Release | March 1, 2021

Wells Fargo & Company Announces Final Results of Tender Offers by Its Wholly-Owned Subsidiary

SAN FRANCISCO – March 1, 2021 – Wells Fargo & Company (NYSE: WFC) today announced the final results for its previously announced cash tender offers (the “Offers”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, to purchase up to $6,400,000,000 (the “Maximum Tender Amount”) of the 11 series of Wells Fargo & Company securities listed in the table below (each, a “Series of Securities,” and collectively, the “Securities”). The Offers commenced on Jan. 29, 2021, and expired at 11:59 p.m., New York City time, on Feb. 26, 2021 (the “Expiration Date”).

Wells Fargo Securities will accept for purchase $6,400,000,000 aggregate principal amount of Securities validly tendered and not validly withdrawn. Wells Fargo Securities will pay aggregate Total Consideration and Late Tender Offer Consideration, each as defined in the offer to purchase dated Jan. 29, 2021 (the “Offer to Purchase”), of approximately $6,567,474,217 for the Securities accepted for purchase. In addition to the applicable Total Consideration and the applicable Late Tender Offer Consideration, holders whose Securities are accepted for purchase will receive accrued and unpaid interest in respect of their purchased Securities from the last interest payment date for such Series of Securities to, but not including, March 2, 2021 (the “Settlement Date”).

As further explained in the Offer to Purchase, as amended by a press release on Feb. 12, 2021, Wells Fargo Securities will accept the Securities for purchase in accordance with the “Acceptance Priority Levels” set forth in the table below. Wells Fargo Securities will accept for purchase 100% of the Securities listed in the table below at Acceptance Priority Levels 1-4. Due to oversubscription, Wells Fargo Securities will accept for purchase on a pro rata basis approximately 31% of the Securities listed in the table below at Acceptance Priority Level 5, and the proration factor is approximately 83%. Wells Fargo Securities has not accepted for purchase any of the Securities listed below at Acceptance Priority Levels 6-11. Wells Fargo Securities expects to make payment for the applicable Securities that will be accepted for purchase on the Settlement Date. The Securities not accepted for purchase will be promptly credited after the Expiration Date to the account of the registered holder of such Securities with the Depository Trust Company.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap (1)	Accept- ance Priority Level (2)	Total Consider- ation (3)	Late Tender Offer Consider- ation (4)	Principal Amount Tendered at Expiration	Principal Amount Accepted for Purchase	Approximate Percentage of Outstanding Securities Purchased

Floating Rate Notes due July 26, 2021	949746SB8	$1,200,000,000	N/A	1	$1,004.86	N/A(5)	$562,424,000	$562,424,000	46.87%

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3.069% Notes due Jan. 24, 2023	949746SK8	$3,750,000,000	N/A	2	$1,025.98	$995.98	$2,323,014,000	$2,323,014,000	61.95%

2.625% Notes due July 22, 2022	95000U2B8	$3,750,000,000	N/A	3	$1,034.88	$1,004.88	$2,055,332,000	$2,055,332,000	54.81%

Floating Rate Notes due Jan. 24, 2023	949746SL6	$1,250,000,000	N/A	4	$1,010.68	$980.68	$680,228,000	$680,228,000	54.42%

3.50% Notes due March 8, 2022	94974BFC9	$2,500,000,000	$1,250,000,000	5	$1,033.64	$1,003.64	$939,220,000	$779,002,000	31.16%

Floating Rate Notes due May 24, 2021	949746RZ6	$150,000,000	$45,000,000	6	N/A (6)	N/A (6)	$0	$0	0%

Floating Rate Notes due Aug. 10, 2021	949746SF9	$200,000,000	$60,000,000	7	N/A (6)	N/A (6)	$0	$0	0%

Fixed-to- Floating Rate Notes due Oct. 30, 2025	95000U2H5	$3,000,000,000	$300,000,000	8	N/A (6)	N/A (6)	$395,169,000	$0	0%

3.30% Notes due Sept. 9, 2024	94974BGA2	$2,250,000,000	$225,000,000	9	N/A (6)	N/A (6)	$508,433,000	$0	0%

3.00% Notes due Feb. 19, 2025	94974BGH7	$2,500,000,000	$250,000,000	10	N/A (6)	N/A (6)	$522,077,000	$0	0%

Floating Rate Notes due Oct. 31, 2023	949746SJ1	$2,000,000,000	$200,000,000	11	N/A (6)	N/A (6)	$390,029,000	$0	0%
(1)	Each Tender Cap set forth in the table above, as applicable, represents the combined maximum aggregate principal amount of such Series of Securities that may be purchased pursuant to an Offer.
(2)

Subject to the Maximum Tender Amount, the Tender Caps (as applicable), and proration, the principal amount of each Series of Securities that will be accepted for purchase in the Offers will be determined in accordance with the applicable Acceptance Priority Level.

(3)

Per $1,000 principal amount of Securities validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Offers on or prior to 5:00 p.m., New York City time, on Feb. 11, 2021 (the “Early Tender Deadline”) and includes the early tender premium of $30 per $1,000 principal amount of each Series of Securities (the “Early Tender Premium”).

(4)	Per $1,000 principal amount of Securities validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Offers after the Early Tender Deadline and excludes the

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Early Tender Premium.
(5)	No Securities of such series were tendered after the Early Tender Deadline.
(6)	Total Consideration and Late Tender Offer Consideration omitted because Wells Fargo Securities did not purchase any Securities of such series.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-877-283-0318 or email at wfc@dfking.com.

Questions regarding the Offers may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or email at liabilitymanagement@wellsfargo.com.

This press release is for information purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Securities.

About Wells Fargo

Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information

Media

Ancel Martinez, 415-222-3858

ancel.martinez@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CF

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